Exhibit 99.1

FOR IMMEDIATE RELEASE

EDGEN CORPORATION ANNOUNCES

THIRD QUARTER 2005 FINANCIAL RESULTS

Baton Rouge, LA, November 14, 2005 (Business Wire) - Edgen Corporation, a leading global distributor of specialty steel pipe, fittings and flanges for use in niche applications, primarily in the oil and gas, processing and power generation industries, announced today its Third Quarter 2005 financial results.

Third Quarter 2005 Results

For the three months ended September 30, 2005 (Third Quarter 2005), sales were $75.7 million as compared to sales for the three months ended June 30, 2005 (Second Quarter 2005) of $74.4 million, and sales of $53.1 million for the three months ended September 30, 2004 (Third Quarter 2004). Sales order backlog decreased from $41.4 million at June 30, 2005 to $26.0 million as of September 30, 2005 due to several large project order shipments in the Third Quarter 2005 and the impact of Hurricanes Katrina and Rita on sales orders from customers in the gulf coast area.

“In the Third Quarter 2005, we saw a second consecutive quarter of record sales as a result of continued worldwide demand for our products and from strong pricing fundamentals for both our alloy and carbon products. We also saw gross profit margins on our carbon products contract slightly as a result of increased inventory costs and changes in our carbon product sales mix. These changes in our business reflect our focused business development efforts as we continue to target new customers and penetrate both new and existing markets,” stated Chief Executive Officer and President, Dan J. O’Leary

Gross profit for the Third Quarter 2005 was $13.9 million compared to the Second Quarter 2005 of $16.6 million, and compared to $14.9 million gross profit in the Third Quarter 2004. Gross profit margin (gross profit as a percentage of sales) for the Third Quarter 2005 was 18.4% as compared to 22.3% for the Second Quarter 2005, and as compared to 28.0% in the Third Quarter 2004. The change in gross profit margin for the Third Quarter 2005 includes a non-cash charge to cost of sales of approximately $0.3 million. This non-cash charge is the result of a preliminary purchase price allocation adjustment in accordance with purchase accounting requirements that increased the value of the Company’s inventory in connection with the acquisition of the Company earlier this year by Jefferies Capital Partners and certain members of management (see “About Edgen Corporation” below).

“Gross profit on sales from our inventories were consistent with our expectations and reflected the current market prices of our inventories. Overall, gross profit margins declined primarily as a result of several low-margin large project orders that shipped during the quarter,” said Mr. O’Leary.

Income from operations was $5.8 million for the Third Quarter 2005 as compared to income from operations for the Second Quarter 2005 of $7.9 million. Income from operations for the Third Quarter 2004 was $6.0 million. EBITDA (see “About Non-GAAP Financial Measures” below) for the Third Quarter 2005 was $6.5 million and for the Second Quarter 2005, EBITDA was $8.6 million. This compares to EBITDA for the Third Quarter 2004 of $6.5 million.

Conference Call

Edgen Corporation will host a conference call on Wednesday, November 16, 2005 at 11:00 a.m. EST. The dial in telephone number for the call is 1-800-240-6709. For those unable to participate in the conference call, it will be recorded and available for listening at 1-800-405-2236 until 11:59 p.m. EST, Friday, November 18, 2005. You will be required to enter reservation number 11044699# in order to access the call.

About Non-GAAP Financial Measures

Certain disclosures in this release include “non-GAAP (Generally Accepted Accounting Principles) financial measures.” A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations and cash flows.

The Company defines EBITDA as net income (loss) before income (loss) from discontinued operations, net of income tax expense (benefit), net interest expense, income taxes, and depreciation and amortization. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its operating segments, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses, and evaluate its cash flows in terms of cash needs.

A reconciliation of EBITDA with the most directly comparable GAAP measure is included below for the Third Quarter 2005, the Second Quarter 2005, and the Third Quarter 2004 along with the components of EBITDA.

About Edgen Corporation

Edgen Corporation is a leading global distributor of specialty steel pipe, fittings and flanges for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products Edgen distributes are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. Edgen operates in 17 locations, including 15 in the United States, and two in Canada. Edgen also conducts European operations through an exclusive full-time sales agent in Scotland.

On December 31, 2004, Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners, entered into a stock purchase agreement with Edgen Corporation and the stockholders of Edgen Corporation to purchase all of the outstanding capital stock of Edgen Corporation from its then existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105.0 million aggregate principal amount of 9 7/8% Senior Secured Notes due 2011 as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation.

Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger. As a result of these transactions, the Company has accounted for these transactions in accordance with the Financial Accounting Standards Board’s Statement No. 141, “Business Combinations” which requires fair value purchase accounting as of the acquisition date. Therefore, the financial information set forth in this press release includes “pre-acquisition” operations for the Third Quarter 2004 compared to “post-acquisition” operations for the Second Quarter 2005 and Third Quarter 2005 which were impacted by purchase accounting.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the financial results of the Company pending completion of the Company’s purchase price allocation. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Edgen Corporation, Baton Rouge, LA

David L. Laxton, III, 225-756-9868

EDGEN CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS AND SELECT SEGMENT DATA

THIRD QUARTER 2005 (POST-ACQUISITION), SECOND QUARTER 2005 (POST-

ACQUISITION) AND THIRD QUARTER 2004 (PRE-ACQUISTION)

(DOLLARS IN THOUSANDS)

UNAUDITED

	(Post- Acquisition) Third Quarter 2005	(Post- Acquisition) Second Quarter 2005	(Pre- Acquisition) Third Quarter 2004
	(Three Months)	(Three Months)	(Three Months)
Sales	$75,712	$74,394	$53,054
Cost of sales	61,766	57,828	38,188

Gross profit	13,946	16,566	14,866

Income from operations	5,797	7,882	6,017

Income from operations before income tax expense	2,703	4,927	4,393
Income tax expense from operations	1,063	1,738	632

Net income	1,640	3,189	3,761
Preferred dividend requirement	(469)	(464)	(576)

Net income applicable to common shareholders	$1,171	$2,725	$3,185

Segment Sales
Alloy products	$20,670	$18,952	$13,878
Carbon products	55,042	55,442	39,176

Total	$75,712	$74,394	$53,054

Segment Operating Profits (Losses)
Alloy products	$2,854	$3,477	$1,852
Carbon products	4,775	6,801	6,426
General Corporate	(1,832)	(2,396)	(2,261)

Total	$5,797	$7,882	$6,017

Segment Gross Profits as a Percentage of Segment Sales
Alloy products	28.0%	32.9%	33.6%
Carbon products	14.8%	18.6%	26.0%
Total	18.4%	22.3%	28.0%

Segment Operating Profits (Losses) as a Percentage of Segment Sales
Alloy products	13.8%	18.3%	13.3%
Carbon products	8.7%	12.3%	16.4%
General Corporate	(2.4)%	(3.2)%	(4.3)%
Total	7.7%	10.6%	11.3%

EDGEN CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA

THIRD QUARTER 2005 (POST-ACQUISITION), SECOND QUARTER 2005 (POST-

ACQUISITION) AND THIRD QUARTER 2004 (PRE-ACQUISTION)

(DOLLARS IN THOUSANDS)

UNAUDITED

	(Post- Acquisition) Third Quarter 2005	(Post- Acquisition) Second Quarter 2005	(Pre- Acquisition) Third Quarter 2004
	(Three Months)	(Three Months)	(Three Months)
Net income	$1,640	$3,189	$3,761
Income from discontinued operations, net of income tax expense	—	—	—
Income tax expense from operations	1,063	1,738	632
Interest expense, net	3,164	3,023	1,551
Depreciation and amortization	603	609	592

EBITDA(1)	$6,470	$8,559	$6,536

(1)	We define EBITDA as net income (loss) before income (loss) from discontinued operations, net of income tax expense (benefit), net interest expense, income taxes, and depreciation and amortization. We use EBITDA in the Company’s business operations to, among other things, evaluate the performance of the Company’s operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses, and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by Generally Accepted Accounting Principles (GAAP), should not be considered by investors to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA is not a complete net cash flow measures or measure of liquidity because EBITDA does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA is one potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a measure of profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.